Exhibit 10.2

[Letterhead]

October 21, 2014

American Power Group, Inc.
Chuck Coppa
P.O. Box 187
Algona, lA 50511

Dear Chuck:

Iowa State Bank is pleased to commit the following loans outlined below to American Power Group, Inc. The commitment will expire on 11/30/14.

Note A:             $2,717,407.14 (Term Note)

Payments:	Monthly P&l payments based on a 7-year amortization.

Maturity:             7-years from the date of the note.

Rate:                 Variable rate at New York Prime + 4.0% with a floor of 8.00%.

Collateral:
General Business Security Agreement, Assignment of the $300,000 certificate of deposit, all existing collateral (vehicles and equipment) and an Assignment of the Dual Fuel Technology Licensing Agreement.

The note will also be secured by an additional 2,500,000 shares in the form of a pledge agreement from American Power Group Corp Officers and Directors

This new note will be cross-collateralized/crossdefaulted with the existing notes to American Power Group, Inc. and American Power Group Corp.

Note B:     $500,000.00

Payments:     Monthly interest payments.

Maturity:     15-months for the date of the note.

Rate:                 Variable rate at New York Prime + 4.0% with a floor of 8.00%.

Collateral:     General Business Security Agreement, Assignment of the $300,000 certificate of deposit, all existing collateral (vehicles and equipment) and an Assignment of the Dual Fuel Technology Licensing Agreement.

The note will also be secured by an additional 2,500,000 shares in the form of a pledge agreement from American Power Group Corp Officers and Directors

This new note will be cross-collateralized/crossdefaulted with the existing notes to American Power Group, Inc. and American Power Group Corp.

Terms:     Advances against the line of credit will be governed by a monthly borrowing base. Advance rates will be 70% of Eligible Accounts Receivable less receivables greater than 90 days, 50% of inventory (valued at cost) less any prior liens,100% of the certificate of deposit.

Eligible Accounts Receivable includes:

•	All domestic Receivables

•	International Receivables supported by an Irrevocable Letter of Credit from an International Bank approved by Iowa State Bank.

•
Iowa State Bank at its sole discretion may include International Receivables for customers that are publicly traded and have updated financial information available to analyze. Including these receivables will be an exception vs. the norm.

The borrowing base will be supported by monthly income statement, balance sheet, A/R aging, A/P aging, inventory listing, fixed assets listing and any other reports that the bank deems necessary.

Other Terms and Conditions

A	Commitment Fee of $30,000.00 will be collected at the time of closing.

B.	American Power Group Corp. will guaranty all of the American Power Group, Inc. debt.

C.	Iowa State Bank will lower the rate by 100 basis points on both notes if the Directors of American Power Group provide guaranties.

D.
American Power Group, Inc. agrees to provide a (consolidated) balance sheet, income statement, borrowing base, A/R aging, A/P aging and inventory listing prior to the 30th of every month. Borrower also agrees to provide a copy of the YE opinion audit and upon completion no later then 90 days after YE.

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E.	American Power Group, Inc. will maintain a current ratio of 1.00x monitored monthly.

F.
American Power Group, Inc. will maintain a debt/worth ratio of 2.5x or better monitored monthly. When calculating the debt/worth ratio, ISB will allow GMTI to add back the $31,000,000 of accumulated net operating loss derived from Green Tech Products.

G.
American Power Group, Inc. will provide the monthly documentation for the borrowing base and loan covenants by the 30th of every month. Failure to meet the above loan covenants may result in the loan being called.

H.
All capital raised will be maintained in deposit/investment accounts with Iowa State Bank only. At no other time may any of the funds be deposited into any other financial institutions without written consent of Iowa State Bank.

This letter is a conditional commitment and is made in good faith to complete the arrangements for the loan. The final terms of the loan shall be set forth in the Loan Agreements, Notes, and Security Documents. By accepting this letter, you acknowledge that the Bank is still in the process of obtaining all the necessary legal analysis to complete the transaction. The Bank's obligation to make advance under the loans, which are the subject of this commitment letter, will be based upon the Bank's determination, in its sole and absolute discretion of the financial condition of the borrowers and the lien position of the Bank at the time any advance is requested by the borrowers.

We appreciate the opportunity to meet your loan needs. Please let me know if you have any questions.

Sincerely,

/s/ Jason Wartick, VP
Jason Wartick
Vice President/Business Banking

By signing below, I/we agree to the terms and conditions outlined above and authorize the Bank to begin the loan closing process.

/s/ Charles E. Coppa
Chuck Coppa, CFO

Date: